Exhibit 99.1

Tenax Therapeutics Expands Board of Directors with the Appointment of Two New Directors, Steven Boyd and Keith Maher, MD

Morrisville, NC – July 20, 2020 -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced the expansion of its Board of Directors with the appointment of Steven Boyd and Keith Maher, M.D. Both Directors are from Armistice Capital, LLC, which recently purchased the Company’s equity securities for aggregate gross proceeds of approximately $8.0 million in a registered direct offering and concurrent private placement.

Anthony DiTonno, Chief Executive Officer of Tenax Therapeutics remarked, “We are pleased to welcome Steven and Keith to our Board. Steve has an outstanding reputation as a healthcare investor and brings a wealth of experience advising and investing in specialty pharmaceutical companies like Tenax. We believe his experience and insights will serve the Company well as we continue to build upon our recently reported positive Phase 2 results for levosimendan for the treatment of patients with pulmonary hypertension and heart failure with preserved ejection fraction (PH-HFpEF). We also believe Keith’s background will be invaluable to Tenax as the Company engages with the FDA and finalizes its Phase 3 program for levosimendan in PH-HFpEF patients. We look forward to working with Steve and Keith as our newest Board members as we seek to grow our product portfolio and expand the Company’s development and commercial capabilities.”

Mr. Boyd stated, “I am honored to join the Board of Directors of Tenax. Levosimendan represents a pipeline within a product and we look forward to working with Ron and Tony to expeditiously realize its tremendous value for patients and shareholders.”

Mr. Boyd has served since 2012 as the chief investment officer of Armistice Capital, LLC (“Armistice”), a long-short equity hedge fund focused on the health care and consumer sectors. From 2005 to 2012, Mr. Boyd was a research analyst at Senator Investment Group, York Capital and SAB Capital Management, where he focused on health care. Mr. Boyd began his career as an analyst at McKinsey & Company. Mr. Boyd currently serves as a member of the boards of directors of Tetraphase Pharmaceuticals Inc., Aytu BioScience, Inc., Cerecor Inc., EyeGate Pharmaceuticals, Inc. and Vaxart, Inc. Mr. Boyd received a B.S. in economics and a B.A. in political science from The Wharton School of the University of Pennsylvania.

Dr. Maher has served as a managing director at Armistice since 2019. From 2007 to 2018, Dr. Maher held senior roles at Schroder Investment Management, Omega Advisors and Gracie Capital. Dr. Maher joined Gracie from Valesco Healthcare Partners, a global healthcare fund he founded in partnership with Paramount Bio Capital. Prior to starting Valesco, Dr. Maher was a managing director at Weiss, Peck & Greer Investments (“WPG”). He joined WPG from Lehman Brothers, where he worked as an equity research analyst covering medical device and technology companies. Dr. Maher currently serves on the boards of directors of Tetraphase Pharmaceuticals Inc., EyeGate Pharmaceuticals, Inc. and Vaxart, Inc. Dr. Maher received a B.A. in biology from Boston University, an M.B.A. from Northwestern University’s Kellogg Graduate School of Management and an M.D. from Albany Medical College. Dr. Maher completed his clinical training at the Mount Sinai Medical Center in the Department of Medicine.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has a world-class scientific advisory team including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize levosimendan and has reported positive results from its Phase 2 clinical trial for the use of levosimendan in the treatment of Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF). For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company’s control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company’s control that could impact the Company’s continued compliance with Nasdaq listing requirements; the impact of management changes on the Company’s business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 30, 2020, and its quarterly report of Form 10-Q filed on May 15, 2020, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Contacts
Investor Contact:
ICR
Stephanie Carrington, 646-277-1282
Stephanie.carrington@icrinc.com